Exhibit 99-2

Contact:
Tripp Sullivan
SCR Partners
(615) 760-1104
TSullivan@scr-ir.com

Plymouth Industrial REIT Board Authorizes a $5 Million Stock Repurchase Program

BOSTON—(December 17, 2018) Plymouth Industrial REIT, Inc. (the “Company”) (NYSE American: PLYM) today announced that the Board of Directors has authorized a stock repurchase plan providing for the purchase in the aggregate of up to $5 million of the Company’s common stock. Plymouth currently has 4,821,876 shares of common stock outstanding. The Company anticipates that it will fund the repurchases through proceeds from the recent $75.0 million strategic investment from Madison International Realty.

Repurchases of shares will be made in accordance with applicable securities laws and may be made from time to time through solicited or unsolicited transactions in the open market or by negotiated transactions. The amount and timing of repurchases will be based on a variety of factors, including stock acquisition price, regulatory limitations and other market and economic factors. No limit was placed on the duration of the repurchase program. The stock repurchase program does not require the Company to repurchase any specific number of shares, and the Company may terminate the repurchase program at any time.

Jeff Witherell, Chairman and Chief Executive Officer of Plymouth Industrial REIT, noted, “There exists today a significant disconnect between the embedded growth and value within our portfolio and our implied market valuation. With the additional capital from the strategic investment from Madison International Realty, this stock repurchase authorization is a very compelling use of capital.”

About Plymouth

Plymouth Industrial REIT, Inc. is a vertically integrated and self-managed real estate investment trust focused on the acquisition and operation of single and multi-tenant industrial properties located in secondary and select primary markets across the United States. The Company seeks to acquire properties that provide income and growth that enable the Company to leverage its real estate operating expertise to enhance shareholder value through active asset management, prudent property re-positioning and disciplined capital deployment.

Forward-Looking Statements

This press release includes “forward-looking statements” that are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and of Section 21E of the Securities Exchange Act of 1934, as amended. The forward-looking statements in this release do not constitute guarantees of future performance. Investors are cautioned that statements in this press release, which are not strictly historical statements, including, without limitation, statements regarding the expected use of proceeds from the offering and management's plans, objectives and strategies, constitute forward-looking statements. The Company can provide no assurances that the net proceeds from the offering will be used as indicated. Such forward-looking statements are subject to a number of known and unknown risks and uncertainties that could cause actual results to differ materially from those anticipated by the forward-looking statement, many of which may be beyond our control. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “plan,” “seek,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe” or “continue” or the negative thereof or variations thereon or similar terminology. Any forward-looking information presented herein is made only as of the date of this press release, and we do not undertake any obligation to update or revise any forward-looking information to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise.

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